Exhibit 3.1

STATEMENT ABOUT ARTICLES OF ASSOCIATION

Robert Jan Jozef Lijdsman, civil law notary in Amsterdam,

hereby declares:

the attached document is a fair English translation of the complete text of the Articles of Association of:

United Pan-Europe Communications N.V.,
-------------------------------------
having its official seat in Amsterdam;

United Pan-Europe Communications N.V. is a public limited liability company under Dutch law ('naamloze vennootschap') having its office address at Beech Avenue 100, 1119 Schiphol-Rijk and registered in the Commercial Register in Amsterdam under number 33274976 (hereinafter: the "Company").

The Articles of Association of the Company were last partially amended by a deed, executed on 7 December 2000 before Robert Jan Jozef Lijdsman, civil law notary aforementioned, on a draft of which deed a ministerial Statement of No Objections was granted on 29 November 2000, under number N.V. 400149.

In preparing the attached document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the Dutch text will by law govern.

In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Amsterdam, 12 December 2000


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CHAPTER I

Definitions.
Article 1.

In these articles of association the following expressions shall have the following meanings:

a. the general meeting: the body of the company formed by shareholders and other persons entitled to vote;

b. the general meeting of shareholders: the meeting of shareholders and other persons entitled to attend the general meetings;

c. the annual meeting: the general meeting of shareholders held for the purpose of dealing with the annual accounts and the annual report;

d. depository receipts: depository receipts in respect of shares issued by the company;

e. subsidiary:

- a legal entity in which the company or one or more of its subsidiaries, whether or not by virtue of agreement with other persons who can cast votes, can exercise alone or together more than half of the voting rights in the general meeting of members or shareholders of that legal entity;

- a legal entity in respect of which the company or one or more of its subsidiaries is a member or shareholder and, whether or not by virtue of agreement with other persons who can cast votes, alone or together, can appoint or dismiss more than half the Board of Management members or the supervisory board members, also in the event all the persons who can cast votes, vote;

a partnership acting in its own name shall be regarded as a subsidiary, where the company or one or more subsidiaries, as a partner, is fully liable to creditors for debts; all this with due observance of all provisions of the paragraphs 3 and 4 of article 24a, Book 2 of the Civil Code;

f. group company: a legal entity or company together with which the company, in accordance with the meaning of article 24b, Book 2 of the Civil Code, forms a group;

g. the distributable part of the net assets: that part of the company's capital and reserves which exceeds the aggregate of the part of the capital which has been paid-up and called and the reserves which must be maintained by virtue of the law or these articles of association;

h. accountant: a "registeraccountant" or other accountant referred to in article 393, Book 2 of the Civil Code, also the organisation within which such accountants practice;

i. Priority: the meeting of holders of priority shares.

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CHAPTER II

Name, seat, objects.
Article 2. Name and seat.

1. The name of the company is: United Pan-Europe Communications N.V.

2. It shall have its seat in Amsterdam.

Article 3. Objects
 .
The objects of the company are:

a. to own, operate, and develop subscription and multi-channel television systems, to render related consulting, engineering and programming services and to provide other communications services;

b. to incorporate, manage and finance and to participate in other companies and enterprises;

c. to take up loans, lend and invest moneys and acquire, transfer and dispose of claims and assets in general;

d. to provide guarantees, to bind the company and to encumber the assets of the company for the benefit of both group companies, and third parties;

e. to provide services to companies and undertakings with which it is associated in a group, and to third parties;

f. to exploit patents, trade mark rights, licences and industrial property rights;

g. to carry out other financial or industrial activities.

CHAPTER III

Capital and shares. Register.
Article 4. Authorised capital. Classes of shares.

1. The authorised capital amounts to one milliard three hundred and fifty-three million euro (EUR 1,353,000,000.--).

2. It is divided into:

- seven hundred million (700,000,000) ordinary shares A with a nominal value of one euro (EUR 1.--) each;

- three hundred million (300,000,000) ordinary shares B with a nominal value of one eurocent (EUR 0.01) each;

- three hundred (300) priority shares with a nominal value of one euro (EUR 1.-) each;

- forty-nine million nine hundred and ninety-nine thousand seven hundred (49,999,700) preference shares A divided into series as provided for in paragraph 3 which are numbered consecutively from one on, with a nominal value of one euro (EUR 1.--) each; and

- six hundred million (600,000,000) preference shares B with a nominal value of one euro (EUR 1.--) each.

3. Preference shares A which are issued at the same time and to which are attached identical rights as those referred to in article 8 paragraph 2, will form together a separate series of preference shares A and consequently a separate class of shares.

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With a resolution to issue preference shares A, out of the preference shares A mentioned in paragraph 2 of this article, such number of preference shares A as issued with identical rights will be indicated with a series number starting from 1 on. This amendment of paragraph 2 becomes effective upon the deposit at the Commercial Register of the resolution of share issue or an excerpt of such resolution from which appears the number of preference shares A with identical rights that have been issued.

4. At the time of issue of preference shares A of a certain class, it can be determined that these shares, at the request of the company and/or the request of the holder of such shares and subject to the applicable terms and conditions, can be converted into ordinary shares, in which case article 8 paragraphs 3, 4 and 5 shall apply accordingly with respect to the issue of such preference shares A. In the event a preference share A of a certain class, in accordance with its terms of conversion, may be converted into more than one ordinary share, the balance between the nominal value of the preference share A to be converted and the sum of the aggregate nominal value of the ordinary shares into which the preference share A can be converted, shall be paid on the account of the preference premium reserve belonging to the respective converted preference share A, as referred to in article 9 paragraph 5. A preference share A of a certain class shall always be converted into at least one ordinary share.

5. The ordinary shares A and the ordinary shares B may, at the option of the shareholder, be registered shares or bearer shares. The priority shares, the preference shares A and the preference shares B shall be registered shares.

6. Wherever the articles of association refer to shares or shareholders, such terms shall be understood to refer to all classes of shares mentioned in paragraph 2 and the holders thereof, unless the contrary is apparent from the context. Wherever the articles of association refer to ordinary shares, such term shall be understood to refer to both ordinary shares A and ordinary shares B, unless the contrary is apparent from the context.

7. The company may lend its cooperation to the issuance of depositary receipts of its shares.

Article 5. Certificate of bearer shares.
A. Certificate of bearer shares.

1. On the occasion of a subscription to ordinary shares a subscriber becoming entitled to an ordinary share may require the company, in writing, the delivery of a registered ordinary share. Without such request, the subscriber shall obtain a bearer ordinary share in conformity with the provisions of this article.

2. All bearer ordinary shares A shall be embodied by one single share certificate. All bearer ordinary shares B shall be embodied by one single share certificate.

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3. The share certificates shall on behalf of those entitled to the shares embodied by it, hereinafter referred to as: the "participants", be kept for the safe custody by the Central Depository within the meaning of the Securities Depository Act, hereinafter referred to as: "Necigef".

4. The company shall confer on a person or entity a right to a bearer ordinary share by (i) having Necigef enable the company to add to the shares embodied by the share certificate concerned another share, and (ii) the designation by the entitled person or entity of an Associated Institution (within the meaning of the Securities Depository Act), hereinafter: Associated Institution, crediting him as participant in this Institution's collective deposit of ordinary shares of the class concerned in the company.

5. Without prejudice to the provisions of Article 40, paragraph 5 of these Articles of Association, Necigef shall be irrevocably charged with the management of the share certificates and be irrevocably authorised on behalf of the participants to perform all acts in respect of the shares concerned, including the acceptance and delivery of and the leading of co-operation in the crediting to and debiting from the share certificates.

6. A participant in a collective deposit of an Associated Institution may at any time, up to the number of bearer ordinary shares he is entitled to, require the conversion of one or more bearer ordinary shares into registered ordinary shares of the class concerned.

Conversion of one or more bearer ordinary shares shall require (i) the transfer of the shares concerned by Necigef to the participant, (ii) Necigef enabling the company to have the ordinary shares debited from the share certificate concerned, (iii) the Associated Institution concerned debiting the participant accordingly as participant in its collective deposit of ordinary shares in the company and (iv) the company effecting the entry of the participant's name in the company's register of shareholders as holder of the registered ordinary shares concerned.

7. A holder of registered ordinary shares may at any time, up to the number of his registered ordinary shares of the class concerned, require the conversion of registered ordinary shares into bearer ordinary shares of the same class. Conversion of one or more registered ordinary shares shall require (i) the transfer of the shares concerned by the shareholder to Necigef,
(ii) Necigef enabling the company to have the ordinary shares credited to the share certificate concerned, (iii) the Associated Institution crediting the shareholder accordingly as participant in its collective deposit of ordinary shares concerned in the company, and (iv) the company effecting the deletion of the participant's name as holder of the shares concerned in the company's register of shareholders.

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8. For the purpose of application of the provisions of these articles of association, shareholders shall be take to include participants in a collective depository of bearer ordinary shares as defined in the Securities Depository Act.

B. Certificates of preference shares A.

1. Preference shares A shall be available:
(i) either in the form of an entry in the register of shareholders without issue of a share certificate; or,

(ii) at the discretion of the Board of Management, in the form of an entry in the register of shareholders with issue of a share certificate, which share certificate shall consist of a "mantel" (main part) only; share certificates of this type are referred to in these articles of association as "preference share A certificates".

2. Preference share A certificates shall be available in such denominations as the Board of Management shall determine.

3. On behalf of the company, all preference share A certificates shall be signed by or on behalf of a member of the Board of Management; the signature may be effected by printed facsimile. In addition all preference share A certificates may be validly signed on behalf of the company by one or more persons designated by the Board of Management for that purpose.

4. All preference share A certificates shall be identified by numbers and/or letters and will state the series number of the class concerned.

5. The expression "preference share A certificate" as used in these articles of association shall include a share certificate in respect of more than one preference share A.

Article 6. Register of shareholders.

1. No certificates shall be issued for registered ordinary shares, priority shares and for preference shares B.

2. The Board of Management shall keep a register containing the names and addresses of all holders of registered ordinary shares, priority shares, preference shares A and preference shares B, with reference to the class of shares.

3. Every holder of one or more registered shares and any person having a life interest or a right of pledge over one or more such shares shall be obliged to provide the company in writing with their address.

4. All entries and notes in a register shall be signed by a member of the Board of Management.

5. Article 85, Book 2 of the Civil Code also applies to the register.

6. Extracts from a register are not marketable.

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CHAPTER IV
Issuance of shares.
Article 7. Body competent to issue shares.

1. Shares shall be issued pursuant to a resolution of the Board of Management. The resolution shall be subject to the approval of both the Supervisory Board and the Priority. If the resolution concerns shares (or preference shares A convertible into such shares) of which the rights in case of liquidation as referred to in article 45 paragraph 4 (the "Liquidation Preference") shall rank higher than the preference shares A in issue at such time, the resolution to issue such shares shall also require the approval of the meeting of holders of preference shares A of the class of which the rank will be subordinated to such new shares. Such approval shall be adopted with a majority of two thirds of the votes cast. The authority of the Board of Management shall relate to all unissued shares of the authorised capital, as applicable now or at any time in the future. The duration of this authority shall be established by a resolution of the general meeting and shall be for a period of maximum five years, without prejudice to the provisions of article 46.

2. Designation of the Board of Management as the corporate body competent to issue shares may be extended by the articles of association or by a resolution of the general meeting for a period not exceeding five years in each case. The resolution of the general meeting shall be subject to the approval of both the Supervisory Board and the Priority. The number of shares which may be issued shall be determined at the time of this designation. Designation by resolution of the general meeting cannot be revoked unless determined otherwise at the time of designation.

3. Upon termination of the authority of the Board of Management, the issue of shares shall thenceforth require a resolution of the general meeting, save where another corporate body has been designated by the general meeting. The resolution of the general meeting to issue shares or to designate another corporate body shall be subject to the approval of both the Supervisory Board and the Priority.

4. The issue of preference shares B pursuant to a resolution of a corporate body other than the general meeting, as a result of which an amount of issued preference shares B would be effected which would exceed hundred per cent (100%) of the amount of issued shares of other classes may only be effected after the general meeting has for the specific instance granted its concurrence.

5. In the event of an issue of preference shares B pursuant to a resolution of a corporate body other than the general meeting as a result of which an amount of preference shares B would be issued which does not exceed hundred per cent (100%) of the amount of issued shares of other classes,

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a general meeting of shareholders shall be convened and held within four weeks of the issue in which the reasons for the issue shall be explained.

6. The provisions of paragraph 1 to 5 inclusive shall be equally applicable to the granting of rights to subscribe for shares but shall not be applicable to the issue of shares to persons exercising a previously granted right to subscribe for shares.

7. In the event of an issue of preference shares B a general meeting of shareholders shall be convened, to be held not later than two years after the date on which preference shares B were issued for the first time. The agenda for that meeting shall include a resolution relating to the repurchase or cancellation of the preference shares B. If the resolution to be adopted in respect of this item on the agenda is not directed to the repurchase or cancellation of the preference shares B, a general meeting of shareholders shall be convened and held, in each case within two years of the previous meeting, the agenda of these meetings shall include a resolution relating to the repurchase of cancellation of the preference shares B, until such time as no more preference shares B shall be issued. The foregoing provisions of this paragraph do not apply to preference shares B issued pursuant to a resolution or with concurrence of the general meeting.

8. Article 96, Book 2 of the Civil Code also applies to the issuance of shares and the granting of rights to take up shares.

Article 8. Conditions of issuance.Rights of pre-emption.

1. The price and further conditions of issuance shall be determined in the resolution to issue shares. The issue price of ordinary shares A, priority shares, preference shares A and preference shares B may be no lower than par value, without prejudice to the provision of article 80 paragraph 2, Book 2 of the Civil Code.

The issue price of ordinary shares B may be no lower than one euro (EUR
1.--).

2. In the resolution to issue preference shares A, the following shall also be determined:

a. the issue price;

b. the amount on which dividends are calculated (the "Yield Basis");

c. the entitlement of the preference shares A concerned to profit rights as referred to in article 31 paragraph 2;

d. the Liquidation Preference of the preference shares A concerned;

e. the amount that will be paid on the preference shares A in case of a cancellation as referred to in article 11 paragraph 4;

f. whether with respect to these preference shares A a conditional resolution to cancel such shares as referred to in article 11 paragraph 3 will be put on the agenda for the firstcoming general meeting of shareholders; and

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g. whether the preference shares A are convertible as referred to in article 4 paragraph 4 and if so, the terms and conditions of such conversion right. The resolution to issue with all conditions applicable to the shares concerned, will be deposited with the Commercial Register.

3. Each holder of ordinary shares shall have a preferential right in accordance with article 96a, Book 2 of the Civil Code with respect to the issue of ordinary shares or preference shares A which are convertible into ordinary shares. The same applies to the granting of rights for the taking up of ordinary shares and preference shares A which can be converted into ordinary shares.

4. The pre-emptive right may be restricted or excluded by a resolution of the Board of Management. The resolution shall be subject to the approval of both the Supervisory Board and the Priority. The authority granted to the Board of Management shall terminate on the date of termination of the authority of the Board of Management to issue shares. Paragraph 1 to 3 inclusive of article 7 shall be equally applicable.

5. Articles 96a and 97, Book 2 of the Civil Code also apply to the conditions of issuance and to the preferential right.

Article 9. Payment for shares.

1. Upon the taking up of each ordinary share, preference share A and priority share, the total par value shall be paid together with, if the share is taken up at a higher price, the difference between these amounts, without prejudice to the provisions in article 80 paragraph 2, Book 2 of the Civil Code. Upon the taking up of each preference share B, at least one fourth of the par value shall be paid. Further payments on preference shares B shall be made, up to the par value as a maximum, at the request, approved by the Supervisory Board, of the Board of Management.

2. Payment for ordinary shares, preference shares A and priority shares must be made in cash to the extent that no other manner of payment has been agreed upon. Payment for preference shares B can only be made in cash.

3. The Board of Management shall be authorised to enter into transactions concerning non-monetary contributions on ordinary shares, and the other transactions referred to in article 94 paragraph 1, Book 2 of the Civil Code, without the prior approval of the general meeting. The resolution to enter into these transactions shall require the approval of the Supervisory Board and the Priority.

4. Articles 80, 80a, 80b and 94b, Book 2 of the Civil Code also apply to payments on shares and non-monetary contributions.

5. For each class of preference shares A, a separate preference premium reserve will be maintained. The amounts which are paid as premium on the preference shares of shares A of the respective class, as well as the consideration

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exceeding the nominal value received by the company when selling preference shares A as referred to in article 10 paragraph 5, are carried to these preference share premium reserves. These reserves qualify as a reserve as referred to in article 105 paragraph 2, Book 2 of the Civil Code, of which can only be disposed in as far as provided for in these articles of association. No amount can be written off from the preference share premium reserves and no distribution can be made from the preference premium reserves, except as provided for in article 4 paragraph 4, 10 paragraph 2, 11 paragraph 4, 32 paragraph 6 and 45 paragraph 4. On a preference share A no part of the respective preference share premium reserve can be paid which is larger than the percentage the respective preference share A forms of all issued preference shares A of the respective class.

If all shares of a certain class of preference shares A cease to exist, the balance of the respective preference share premium reserve, if any, will be added to the general reserves of the company.

In case only part of the shares of a certain class of preference shares A ceases to exist, then the respective preference share premium reserve will be reduced by an amount (which will be added to the general reserves of the company) equal to the balance of (i) that part of the share premium reserve which can be attributed to the preference shares A which will cease to exist pro rata the percentage the disappearing shares form of all issued preference shares A of the respective class and (ii) the distributions made in connection with the payments which have been made on the account of the respective preference share premium reserve, to such disappearing preference shares A.

In applying this paragraph, a preference share A shall also be deemed to have ceased to exist when such share is repurchased by the company and shares held by the company shall not be accounted for as shares in issue.

CHAPTER V

Own shares and depository receipts thereof.

Article 10.

1. The company shall be entitled to acquire fully paid-up shares in its own capital or depository receipts in respect thereof, provided either no valuable consideration is given or provided that:

a. the distributable part of the capital and reserves is at least equal to the purchase price; and

b. the nominal value of the shares or the depository receipts in respect thereof which the company acquires, holds or holds in pledge or which are held by a subsidiary does not exceed one tenth of the issued capital.

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2. The purchase price of certain class of preference shares A may, with due observance of the limitations set in paragraph 3 of article 9, be paid out of the respective preference share premium reserve.

3. The Board of Management shall require the authorization of the general meeting for an acquisition for valuable consideration. This authorization may be given for a maximum of eighteen months. At the time of granting such authorization, the general meeting must determine how many shares or depositary receipts thereof may be acquired and between which limits the price must be.

4. The company may acquire its own shares or depository receipts thereof in order to transfer them, pursuant to a regulation to that effect, to staff employed by the company or by a group company.

5. The acquisition or alienation by the company of its own shares shall take place pursuant to a decision of the Board of Management. Such a decision shall be subject to the approval of the Supervisory Board and the Priority, without prejudice to the provisions of paragraph 3. Alienation of preference shares A shall also require the approval of the meeting of the class of holders of preference shares concerned, which resolution shall require a two thirds majority of the votes cast.

6. Articles 89a, 95, 98, 98a, 98b, 98c, 98d and 118, Book 2 of the Civil Code also apply to own shares or depository receipts thereof. CHAPTER VI

Capital reduction.
Article 11.

1. The general meeting may decide to reduce the issued capital, but only at the proposal of the Board of Management with the approval of the Supervisory Board:

a. by cancelling shares; or

b. by reducing the amount of the shares by amendment of the articles of association.

A resolution of the general meeting to reduce the capital must designate the shares to which the resolution relates and must include provisions for the implementation of the resolution.

2. A resolution to cancel shares may only involve:

a. shares or depository receipts in respect thereof held by the company itself;
or

b. all preference shares A of a certain class, all preference shares B, all priority shares, all ordinary shares A or all ordinary shares B, in all cases with the consent of the meeting of holders of shares of the class concerned and with repayment.

3. A resolution to cancel all preference shares A of a certain class can be adopted under the condition precedent that:

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(i) the Board of Management, after approval of the Supervisory Board, and/or

(ii) all holders of preference shares A of the class concerned, has or have resolved to approve the cancellation; in such case the resolution to cancel the shares is first effective after the approval has been granted, notwithstanding what has been provided in the law with respect to the moment such resolution will become effective. A resolution to cancel shares as referred to in this paragraph can only be withdrawn with the approval of the body or bodies which should have approved the resolution to cancel the shares.

4. In case of cancellation of preference shares A of a certain class, payment will be made of:

 a. the nominal amount of such shares;

 b. the amount as determined at the time of issue of the class of preference shares A concerned , which may comprise:

 - distribution out of the reserves of the company of any outstanding dividend as referred to in article 31 paragraph 2, calculated over past financial years;

 - a distribution out of the reserves of the company of the dividend as meant in article 31 paragraph 2, calculated over the running financial year, which dividend shall then be calculated over the period ending on the date on which the payment shall become payable, decreased with received interimdividend if any;

- distribution of the preference share premium reserve or part thereof, if this has been determined upon the issue of the preference shares A of the class concerned; and

- an amount equal to the difference of:

(i) the net present value of the dividend to be received on the preference shares A until the first dividend revision date, as meant in article 31 paragraph 2, which should have been paid if the shares would not have been cancelled; and

(ii) the net present value of the yield on state bonds with a duration equal to the remaining period as from the moment of cancellation until the firstcoming dividend revision date; or

- an amount equal to the amount of the Liquidation Preference or a percentage thereof, which percentage may amount to a maximum of one hundred and ten per cent (110%).

Any distribution can be made in cash or, wholly or partially, in shares in another company.

5. In case of cancellation of preference shares B, payment will be made of:

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a. the nominal amount of such shares

b. out of the reserves any outstanding dividend referred to article 31 paragraph 1 over past financial years; and c. a dividend as referred to in article 31 paragraph 1 over the running financial year, which dividend shall be calculated over the period ending on the date on which payment shall become payable, decreased with received interimdividend if any.

6. In case of cancellation of ordinary shares B shall be paid, to the extent possible, the nominal amount of these shares increased by an amount of ninety-nine eurocents (EUR 0.99) at the charge of the company's share premium reserve or, provided the shareholder concerned agrees, at the charge of another reserve of the company.

7. Partial repayment of shares or exemption from the obligation to pay calls on shares is only possible in order to implement a decision to reduce the amount of the shares. Such repayment or exemption shall take place:

a. with regard to all shares; or

b. with regard to either the preference shares A of a certain class, the preference shares B, the priority shares, the ordinary shares
A or the ordinary shares B, in all cases with the consent of the meeting of holders of shares of the class concerned.

CHAPTER VII

Transfer of shares. Limited rights.
Article 12.

1. The transfer of a registered share or the transfer of a right-in-rem therein shall be effected by means of a deed and, except where the company itself is a party to the transaction, acknowledgement in writing of the transfer by the company.

Acknowledgement is effected in the deed, or by a dated declaration of acknowledgement either on the deed or on a copy or extract thereof which is certified by a civil law notary or by the transferor. Official service of that deed or that copy or extract on the company shall rank as acknowledgement.

2. A right of pledge may also be created without acknowledgement or official service of notice to the company. In such case, article 239, Book 3 of the Civil Code applies accordingly, on the understanding that the communication referred to in paragraph 3 of that article, shall then be replaced by acknowledgement by or official service on the company.

3. The acknowledgement shall be signed by a member of the Board of Management.

4. The provisions of paragraphs 1 and 3 apply accordingly to the allocation of registered shares on the division of jointly held property.

5. The shareholder shall have voting rights in respect of a share in which the life interest or the right of pledge is created. However, the voting rights

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shall accrue to the beneficiary of the life interest or the pledgee in the event that it was so stipulated at the creation of the life interest or the right of pledge. The shareholder who holds no voting rights and the beneficiary of a life interest or pledgee who does hold voting rights shall have the rights which the law attributes to holders of depository receipts in respect of shares in a company which are issued with that company's cooperation. A beneficiary of a life interest or a pledgee who holds no voting rights shall not have the rights referred to in the preceding sentence.

 6. The rights attached to a share in
which a life interest is created, relating to the acquisition of shares shall accrue to the shareholder. However, the shareholder shall compensate the beneficiary of the life interest for the value thereof to the extent that the latter is entitled thereto by virtue of his life interest.

Article 13. Transfer of priority shares.

1. A priority share can be transferred to the company.

2. Any transfer other than that to the company can only be effected with the approval of the Board of Management and the Supervisory Board.

3. The transfer must take place within three months after the approval has been granted. The approval shall be deemed to have been granted if the Board of Management and the Supervisory Board, having informed the applicant of the refusal of the request, do not simultaneously inform the applicant of one or more prospective buyers who are prepared to purchase the priority share(s) concerned against payment in cash. The company itself can be designated as a prospective buyer.

4. The transfer of a priority share to the company or to another prospective buyer as referred to in paragraph 3 shall take place against a purchase price that equals the nominal value of the priority share.

5. If a priority share is transferred without the approval of the Board of Management and the Supervisory Board, the rights adhered to the priority share can not be exercised.

CHAPTER VIII
Management.

Article 14. Board of Management.

1. The management of the company shall be constituted by a Board of Management consisting of one or more members.

2. Subject to the above minimum, the number of members of the Board of Management shall be determined by the Supervisory Board.

3. If the Board of Management is constituted by two or more members the Supervisory Board may designate one of the members of the Board of Management as President and one of the members as Chief Executive
Officer. One member of the Board of Management may have both designations.

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Article 15. Appointment.

1. Members of the Board of Management shall be appointed by the general meeting from a list of candidates to be drawn up by the Priority.

2. The list of candidates shall be binding provided that the list contains the names of at least two persons. However, the general meeting may at any time, by resolution passed with a majority of at least two-thirds of the votes cast representing more than half of the issued capital, resolve that such list shall not be binding.

3. If the Priority should fail to draw up a list of nominees within three months after the vacancy has occurred the general meeting may appoint a member of the Board of Management at its own discretion.

4. In case the Priority has drawn up a non-binding list of candidates, the general meeting can only appoint a member of the Board of Management in contravention of the list by resolution taken with a majority of two thirds of the votes cast representing more than fifty percent of the issued share capital.

Article 16. Suspension and removal.

1. Each member of the Board of Management may be suspended or removed at any time by the general meeting.

2. A resolution to suspend or remove other than at the proposal of the Priority may only be passed by the general meeting with a majority of at least two-thirds of the votes cast representing more than half of the issued capital.

3. Each member of the Board of Management can, at any time, be suspended by the Supervisory Board. The Supervisory Board may only pass a resolution to suspend a member of the Board of Management with a majority of at least two-thirds of the votes cast in a meeting in which at least fifty percent of the members of the Supervisory Board is present or represented.

Such suspension may be discontinued by the general meeting at any time.

4. Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If at the end of that period no decision has been taken on termination of the suspension, or on dismissal, the suspension shall cease.

Article 17. Remuneration.

The Supervisory Board shall determine the remuneration and further conditions of employment for each member of the Board of Management.

Article 18. Duties of the Board of Management. Decision making process. Allocation of duties.

1. Subject to the restrictions imposed by these articles of association, the Board of Management shall be entrusted with the management of the company.

2. The Board of Management shall draw up a set of rules governing the passing of resolutions by the Board of Management. The rules shall require the approval of the Supervisory Board.

3. The Board of Management may determine the duties with which each member of the Board of Management will be charged in particular. The allocation of duties shall require the approval of the Supervisory Board.

4. The Board of Management may appoint Officers and allocate certain of its duties to such Officers. Such allocation shall not effect the ultimate responsibility of the Board of Management for the duties thus allocated.

Article 19. Representation.

1. The Board of Management shall be authorised to represent the company. Two members of the Board of Management acting jointly shall also be authorized to represent the company. The Board of Management may grant to one or more of its members a power of attorney to represent the company alone with due observance of the restrictions of the power of attorney.

2. In the event of a conflict of interest between the company and a member of the Board of Management, the company shall be represented by such member of the Board of Management or of the Supervisory Board as the Supervisory Board shall designate for this purpose.

Article 20. Approval of decisions of the Board of Management.

1. Without prejudice to any other appropriate provision of these articles of association, the Board of Management shall require approval of the Supervisory Board for managerial decisions with relation to: a. direct or indirect participation in the capital of another company as well changing the percentage of the participation;

b. acquiring or alienating fixed assets the value of which exceeds an amount determined by the Supervisory Board;

c. providing guarantees for an amount exceeding an amount determined by the Supervisory Board;

d. performing legal acts implying an amount exceeding an amount determined by the Supervisory Board, on the understanding that more than one act with respect to a same transaction will be deemed to be one act;

e. other acts of the Board of Management as determined by the Supervisory Board and communicated to the Board of Management in writing.

2. The Priority is entitled, after consultation of the Supervisory Board, to require resolutions of the Board of Management to be subject to its approval. Such resolutions shall be clearly specified and notified to the Board of Management in writing.

3. Without prejudice to any other appropriate provision of these articles of association, the Board of Management shall require approval of the meeting of holders of ordinary shares B for decisions to cooperate with a public offer for shares in the company in case the offer is either limited to ordinary shares A or the offer is not made on equal financial terms for the shares of both classes of ordinary shares.

4. The lack of approval of the Supervisory Board, the Priority or the meeting of holders of ordinary shares B in respect of a decision referred to in this article does not affect the authority of the Board of Management or its members to represent the company.

Article 21. Absence or prevention.

If a member of the Board of Management is absent or is prevented from performing his duties, the remaining members or member of the Board of Management shall be temporarily entrusted with the entire management of the company. If all members or the sole member of the Board of Management are absent or are prevented from performing their duties, the management of the company shall be temporarily entrusted to the Supervisory Board which shall then be authorised to entrust the management temporarily to one or more persons, whether or not from among its members.

CHAPTER IX

Supervisory Board.
Article 22. Number of members.

1. The company shall have a Supervisory Board. The Supervisory Board can consist of individuals only. The Supervisory Board shall consist of at least three Supervisory Directors.

2. Subject to the above minimum, the number of Supervisory Directors shall be determined by the Supervisory Board.

3. If there are fewer than three Supervisory Directors in office, the Supervisory Board shall be competent, but shall proceed without delay to make up the number or numbers.

Article 23. Appointment.

1. The Supervisory Directors shall be appointed by the general meeting from a list of candidates to be drawn up by the Priority.

2. The provisions of paragraphs 2, 3 and 4 of article 15 shall apply accordingly to the appointment of Supervisory Directors. In contravention of the provisions of paragraphs 1 and 2, one Supervisory Director may be appointed by Philips Electronics N.V.

3. When a person is proposed for appointment as a Supervisory Director, particulars shall be stated in respect of his age, his profession, the nominal amount of shares in the capital of the company he holds and his present and past functions, in so far as such functions are of interest in connection with the performance of the duties of a Supervisory Director. Legal entities of which he is already a supervisory Director shall also be mentioned; if there are companies among them which belong to the same group, it shall be sufficient to name that group. The reason for the proposal shall be stated.

Article 24. Suspension and removal. Retirement.

1. Each Supervisory Director may be suspended or removed by the general meeting at any time.

2. The provisions of paragraphs 2 and 4 of article 16 shall also be applicable to the suspension and removal of Supervisory Directors.

In contravention of the provisions of paragraphs 1 and 2, a Supervisory Director appointed by Philips Electronics N.V. may only be suspended and removed by Philips Electronics N.V.

3. The Supervisory Directors, other than a Supervisory Director appointed by Philips Electronics N.V., shall retire periodically in accordance with a rotation plan to be drawn up by the Supervisory Board. Each resigning Supervisory Director may be re-appointed as long as he has not reached the age limit. Article 25. Remuneration.

The general meeting shall determine the remuneration for every member of the supervisory Board. Article 26. Duties and powers.

1. It shall be the duty of the Supervisory Board to supervise the Board of Management's management and the general course of affairs in the company and in the business connected with it. It shall advise the Board of Management. In performing their duties the Supervisory Directors shall act in accordance with the interests of the company and of the business connected with it.

2. The Board of Management shall promptly supply the Supervisory Board with the information required for the performance of its duties.

3. The Supervisory Board shall have access to the buildings and premises of the company and shall be authorised to inspect the books and records of the company. The Supervisory Board may designate one or more persons from among its members or an expert to exercise these powers. The Supervisory Board may be assisted by experts in other cases also.

4. The Supervisory Board may appoint from amongst its members a delegate Supervisory Director who will especially be charged with the day-to-day contact with and supervision on the Board of Management in all matters related to the company.

The Supervisory Board may also delegate, under its own responsibility, certain of its powers to the delegate Supervisory Director. The
Supervisory Board may as well appoint one or more vice delegate
Supervisory Directors for the purpose of substituting the delegate Supervisory Director in case of his absence or incapability to act.

The Board of Management shall contact and consult to the extent possible the delegate Supervisory Director in all important matters.

Article 27. Proceedings and decision making process.

1. The Supervisory Board shall elect a Chairman from amongst its members, and a Vice Chairman who shall take the place of the Chairman in the latter's absence. It shall appoint a secretary, who need not be a member of the Supervisory Board, and make arrangements for substitution in case of absence.

2. In the absence of the Chairman and the Vice Chairman at a meeting, the meeting shall itself designate a Chairman.

3. The Supervisory Board shall meet whenever the Chairman, or two other Supervisory Directors, or the Board of Management deems such necessary.

4. The secretary shall keep minutes of the proceedings at meetings of the Supervisory Board. The minutes shall be adopted in the same meeting or in a following meeting of the Supervisory Board and shall be signed by the Chairman and the secretary as evidence thereof.

5. All decisions of the Supervisory Board shall be adopted by an absolute majority of the votes cast unless otherwise provided for in these articles.

6. Decisions of the Supervisory Board shall only be valid if taken at a meeting at which the majority of the Supervisory Directors are present or represented.

7. A Supervisory Director may be represented by a co-member of the Supervisory Board authorised in writing. The expression "in writing" shall include any message transmitted by current means of communication and received in writing. A Supervisory Director may not act as representative for more than one co-member.

8. The Supervisory Board may also take decisions outside a meeting, provided the proposal concerned is submitted to all Supervisory Directors and none of them objects to this manner of taking decisions. The secretary shall draw up a report regarding a decision thus taken and shall attach the replies received to the report, which shall be signed by the president and the secretary.

9. The Supervisory Board shall meet together with the Board of Management as often as the Supervisory Board or Board of Management deems such necessary.

Article 28. Indemnification. Limited liability.

1. The company shall indemnify any person who is or was a Supervisory Director or a member of the Board of Management and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that he is or was a Supervisory Director, member of the Board of Management,

Officer, employee or agent of the company, or is or was serving at the request of the company as a supervisory director, member of the Board of Management, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the company or for the benefit of its or any of its group companies' employees or consultants against all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate. The termination of any action, suit or proceeding by a judgement, order, settlement, conviction, or upon a plea of nolo contendee or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interest of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The company shall indemnify any person who is or was a Supervisory Director or a member of the Board of Management and who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the company to procure a judgement in its favour, by reason of the fact that he is or was a Supervisory Director, member of the Board of Management, Officer, employee or agent of the company, or is or was serving at the request of the company as a supervisory director, member of the Board of Management, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the company or for the benefit of its or any of its group companies' employees or consultants against all expenses (including attorneys' fees) judgements, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper. 3. To the extent that a Supervisory Director or member of the Board of Management, Officer, employee or agent of the company has been successful on the merits or otherwise in defense of any action, suits of proceeding, referred to in paragraphs 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4. Any indemnification by the company referred to in paragraphs 1 and 2 shall (unless ordered by a court) only be made by the Company upon a determination that indemnification of the Supervisory Director or member of the Board of Management is proper under the circumstances because he had met the applicable standard of conduct set forth in paragraph 1 and 2 of this article 28. Article 27 notwithstanding such determination shall be made:

a. by a decision of the Supervisory Board adopted by a majority of the votes cast by Supervisory Directors who are not parties to such action, suit or proceeding, even though such decision is taken at a meeting at which such Supervisory Directors present or represented are less than a majority of all the Supervisory Directors, or;

b. if there are no Supervisory Directors who are not named as parties to such action, suit or proceeding or if the Supervisory Directors who are not named as parties to such action, suit or proceeding so direct, by independent legal counsel in a written opinion; or c. by the general meeting of shareholders.

5. Expenses (including attorney's fees) incurred by a Supervisory Director or a member of the Board of Management in defending a civil or criminal action, suit or proceeding may be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Supervisory Director or member of the Board of Management to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company as authorized in this article. Such expenses incurred by Officers, employees or agents may be so paid upon such terms and conditions as the Supervisory Board decides.

6. The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the general meeting of shareholders or of the disinterested members of the Supervisory Board or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a Supervisory Director, member of the Board of Management, Officer, director, employee, trustee or agent and shall also inure to the benefit of the heirs, executors, administrators and the estate of such a person. The company may, to the extent authorized from time to time by the Supervisory Board, grant rights to indemnification and to the advancement of expenses to any officer, employee or agent of the company to the fullest extent of the provisions of this article 28 with respect to the indemnification and advancement of expenses of Supervisory Directors and members of the Board of Management of the company.

7. The company may, to the extent authorized from time to time by the Supervisory Board, purchase and maintain insurance on behalf of any person who is or was a Supervisory Director, member of the Board of Management, Officer, employee or agent of the company, or is or was serving at the request of the company as a supervisory director, member of the Board of Management, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise, or entity, against any liability asserted against him and incurred by him in any such capacity or arising out of his capacity as such, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.

8. Whenever in this article reference is made to the company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its supervisory directors, members of the Board of Management, officers, employees and agents, so that any person who is or was a supervisory director, member of the Board of Management, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a supervisory director, member of the Board of Management, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

9. No person shall be personally liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a Supervisory Director or member of the Board of Management; provided, however, that the foregoing shall not eliminate or limit the liability of a Supervisory Director or member of the Board of Management (1) for any breach of such individual's duty of loyalty to the company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the director derived an improper personal benefit or (4) for personal liability which is imposed by Dutch law, as from time to time amended. No amendment, repeal or modification of this article 28 shall adversely affect any right or protection of any person entitled to indemnification or advancement of expenses under this article 28 prior to such amendment, repeal or modification.

CHAPTER X
Annual accounts and annual report. Profits.

Article 29. Financial year. Annual accounts and annual report.

1. The financial year of the company shall be the calendar year.

2. Annually, the Board of Management shall draw up annual accounts and shall deposit these at the company's office for inspection by shareholders, not later than five months after the end of the financial year, unless under special circumstances this term is extended by the general meeting by not more than six months. Within this period, the Board of Management shall also submit the annual report.

3. Within the period referred to in paragraph 2, the Board of Management shall also submit the annual accounts and the annual report to the Supervisory Board.

4. The Supervisory Board shall present its report on the annual accounts to the general meeting.

5. Articles 101, 102 and 103 and Title 9, Book 2 of the Civil Code also apply to the annual accounts and to the annual report.

Article 30. Adoption.

1. The annual accounts shall be adopted by the general meeting.

2. A discharge granted to the members of the Board of Management for their management and to the Supervisory Directors for their supervision thereof, relates only to the management insofar as such management is apparent from the financial statements.

Article 31. Profits. Dividend.

1. Out of the profit - the positive balance of the profit- and loss account
- an amount of dividend shall be paid on the preference shares B of which the percentage - to be calculated over the paid up part of the nominal value - is equal to the average deposit rate of the European Central
Bank, decreased or increased by a discount or upcount, with a maximum of three percent (3%), to be determined by the Board of Management under the approval of the Supervisory Board, averaged over the number of days over which the payment is made.

If for any financial year the distribution referred to above cannot or cannot entirely be made because the profit does not so allow, payment of deficit shall be made from the profit of the following financial years.

2. Subsequently on each preference share A of a certain class a dividend will be paid the amount of which, or the way in which it will be calculated, will be determined at the time of issue of preference shares A of the class concerned by the corporate body authorised to issue these shares. This resolution requires approval of the Supervisory Board. The dividend will be calculated on the Yield Basis of the preference shares A of the class concerned. It may also be determined at the time of issue of preference shares A of a certain class:

- that the dividend will be changed and re-assessed at certain dates, or that the method of calculation will be changed;

- that, in case the profit of a certain financial year is not sufficient for distribution of the dividend on the preference shares A of a certain class, the shortfall shall be distributed on the account of profits in the next financial year or years to the extent that the profit then is sufficient for such distribution;

- that, in case the profit in any financial year is not sufficient for distribution of the preference shares A of a certain class the shortfall, to the extent possible, shall be distributed from the free distributable reserves of the company;

- that the dividend to be paid on a certain class of preference shares A will be subordinated to the dividend to be paid on preference shares A of one or more other classes;

- that the right to dividend or other distributions shall commence a number of years after the issue of the shares.

3. Out of the remainder an amount of dividend equal to five per cent (5%) of their nominal value shall be paid on the priority shares.

4. Subsequently, the Board of Management shall, subject to the approval of the Supervisory Board, determine which part of the profit remaining after application of paragraphs 1, 2 and 3 shall be allocated to the reserves.

5. Any part of the profits remaining thereafter shall be paid as a dividend on the ordinary shares.

6. If a loss is sustained in any year, no dividend shall be distributed for that year. No dividend may be paid in subsequent years until the loss has been compensated by profits. The general meeting may, however, resolve on a proposal of the Board of Management, which has received the approval of the Supervisory Board, to compensate the loss out of the distributable part of the net assets.

7. The Board of Management, with the approval of the Supervisory Board, may resolve to pay an interim dividend.

8. In addition, payments to shareholders are subject to articles 103, 104 and 105, Book 2 of the Civil Code. 9. All distributions on ordinary shares, either as an (interim)dividend or otherwise, shall be made such that on each ordinary share an equal amount or value shall be paid.

Article 32. Distribution in shares and to the debit of the reserves.

1. The general meeting may, at the proposal of the Board of Management which has been approved by the Supervisory Board, resolve that a payment of dividend on ordinary shares be wholly or partly paid by a distribution of shares in the company.

2. The Board of Management, if authorised to issue the shares concerned as provided for in article 7, may, subject to the approval of the Supervisory Board, decide that a distribution on ordinary shares shall not take place in cash but in ordinary shares in the company.

3. The general meeting may, at the proposal of the Board of Management which has been approved by the Supervisory Board, resolve that distributions to holders of ordinary shares be made out of the distributable part of the net assets. Paragraph 1 shall accordingly apply. Distributions referred to in this paragraph 3 shall be made only if all amounts due in accordance with article 31 paragraphs 1, 2 and 3 are paid.

4. The Board of Management, subject to approval of the Supervisory Board, may decide to effect payment of the amounts payable to holders of preference shares A and preference shares B in accordance with article 31 paragraph 1 respectively paragraph 2 by such payment being charged to the distributable part of the net assets.

5. In case of a merger of a subsidiary of the company, the Board of Management is - provided the Board of Management, in accordance with article 7, is authorised to issue the shares concerned - authorised to issue shares on the account of one or more reserves of the company, which do not have to be maintained by virtue of the law or of these articles of association. Such resolution shall require the approval of the Supervisory Board.

6. After approval of the Supervisory Board and approval of the meeting of holders of the class of preference shares A concerned, the Board of Management is authorised to repay in whole or in part, the preference share premium reserve attached to the respective classes of shares. The resolution of the meeting of holders of the class of preference shares concerned shall require a two thirds majority of the votes cast.

Article 33. Date for payment.

Dividends and other distributions shall be made payable no later than fourteen days after being decided. The making payable shall be announced in accordance with article 43.

CHAPTER XI

General meetings of shareholders.

Article 34. Annual meeting.

1. The annual meeting shall be held annually, within six months of the end of the financial year.

2. The agenda for such meeting shall contain, inter alia, the following matters:

a. the annual report;

b. adoption of the annual accounts;

c. discharge of the members of the Board of Management and the members of the Supervisory Board;

d. appointments to any vacancies;

e. any other proposals put forward for discussion by the Supervisory Board or the Board of Management, such as proposals concerning the designation of a body competent to issue shares and to grant rights to subscribe for shares and the authorization of the Board of Management to cause the acquisition of own shares or depository receipts thereof by the company.

Article 35. Other meetings.

Other general meetings of shareholders shall be held as often as the Board of Management or the Supervisory Board deems such necessary, without prejudice to the provisions of the articles 110, 111 and 112, Book 2 of the Civil Code.

Article 36. Convocation. Agenda.

1. General meetings of shareholders shall be convened by the Supervisory Board, the Board of Management or the Priority.

2. The convocation shall take place no later than on the fifteenth day prior to the date of the meeting.

3. The notice of the meeting shall state the subjects to be dealt with or it shall state that the shareholders may find details thereof at the company's office, without prejudice to the provisions of article 44 paragraph 2 of the articles of association and of article 99 paragraph 7, Book 2 of the Civil Code.

4. The notice of the meeting shall state the requirement for admission to the meeting as described in article 40.

5. Convocation shall be made in the manner stated in article 43.

6. Matters not stated in the notice of the meeting may be further announced, subject to the time limit pertaining to the convocation of meetings, in the manner stated in article 43.

7. Unless the notice of the meeting includes the contents of all documents which, according to the law or the articles of association, are to be available to shareholders for inspection in connection with the meeting to be held, these documents are to be made available free of charge to shareholders in Amsterdam at the office of a broker admitted to the trade on Euronext Amsterdam N.V. to be designated in the notice of the meeting or another payment office as referred to in the Rules relating to Securities.

8. The expression "shareholders" in this article shall include beneficiaries of a life interest and pledgees to which the voting rights on shares accrue.

Article 37. Place of meetings.

The general meetings of shareholders shall be held in Amsterdam, Rotterdam or The Hague.

Article 38. Chairmanship.

1. The general meetings of shareholders shall be chaired by the Chairman of the Supervisory Board or, in his absence, by the Vice Chairman of that board; in the event that the latter is also absent, the Supervisory Directors present shall elect a chairman from their midst.

The Supervisory Board may designate another person to act as chairman of a general meeting of shareholders.

2. If the chairman has not been appointed in accordance with paragraph 1, the meeting shall itself choose a chairman. Until that moment a member of the Board of Management designated thereto by the Board of Management shall act as chairman.

Article 39. Minutes.

1. Minutes shall be kept of the proceedings at every general meeting of shareholders by a secretary to be designated by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them as evidence thereof.

2. The Supervisory Board or the chairman may determine that notarial minutes shall be drawn up of the proceedings of the meeting. The notarial minutes shall be co-signed by the chairman.

Article 40. Rights at meetings. Admittance.

1. Each shareholder entitled to vote and each beneficiary of a life interest or pledgee to whom the voting rights accrue shall be entitled to attend the general meeting of shareholders, to address the meeting and to exercise his voting rights. Where it concerns registered shares, the Board of Management must be notified in writing of the intention to attend the meeting. Such notice must be received by the Board of Management not later than on the date mentioned in the notice of the meeting.

2. The right to take part in the meeting in accordance with paragraph 1 may be exercised by a proxy authorised in writing, provided that the power of attorney has been received by the Board of Management not later than on the date mentioned in the notice of the meeting.

3. The date mentioned in the notice of the meeting, referred to in paragraphs 1 and 2, cannot be prior than the seventh day prior to the date of the meeting.

4. If the voting rights on a share accrue to the beneficiary of a life interest or to a pledgee, instead of to the shareholder, the shareholder is also authorised to attend the general meeting of shareholders and to address the meeting, provided that, where it concerns registered shares, the Board of Management has been notified of the intention to attend the meeting in accordance with paragraph 1. Paragraph 2 applies accordingly.

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5. With respect to the voting rights and/or the right to participate in meetings the company shall on the basis of the provisions of articles 88 and 89 of Book 2 of the Civil Code also recognize as shareholder the person or entity mentioned in a written statement of an Associated Institution as being entitled to a given number of bearer ordinary shares belonging to its collective depository of ordinary shares in the company provided that in the statement it is also confirmed that the person or entity shall remain thus entitled until the close of the meeting and the statement has been filed with the offices of the company. In the convocation to the meeting shall be mentioned the date on which the filing of the statement must have been effected at the latest.

This date can not be prior to the seventh day preceeding the date of the meeting.

6. Each ordinary share B confers the right to cast one (1) vote.
Each ordinary share A, preference share A, preference share B and priority share confers the right to cast onehundred (100) votes.

7. Each person entitled to vote or his proxy shall sign the attendance list.

8. The Supervisory Directors and the members of the Board of Management shall, as such, have the right to advise the general meeting of shareholders.

9. The chairman shall decide whether persons other than those who shall be admitted in accordance with the above provisions of this article shall be admitted to the meeting.

Article 41. Votes.

1. Except where the law or the articles of association require a qualified majority, all resolutions shall be adopted by absolute majority of the votes cast.

2. If in an election of persons a majority is not obtained, a second free vote shall be taken. If again a majority is not obtained, further votes shall be taken until either one person obtains a majority or the election is between two persons only, both of whom receive an equal number of votes. In the event of such further elections (not including the second free vote), each election shall be between the persons who participated in the preceding election, but with the exclusion of the person who received the smallest number of votes in that preceding election. If in a preceding election more than one person received the smallest number of votes, it shall be decided by lot which of these persons should not participate in the new election.

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If there is a tie of votes in an election between two persons, it shall be decided by lot who is elected, without prejudice to the provision of the following paragraph.

3. In the event of a tie of votes in an election from a binding list of candidates, the candidate whose name appears first on the list shall be elected.

4. If there is a tie of votes in a vote other than a vote for the election of persons, the proposal is thus rejected.

5. All votes may be cast orally. The chairman is, however, entitled to decide a vote by a secret ballot. If it concerns an election of persons, also a person present at the meeting and entitled to vote can demand a vote by a secret ballot. Voting by secret ballot shall take place by means of secret, unsigned ballot papers.

6. Abstentions and invalid votes shall not be counted as votes.

7. Voting by acclamation shall be possible if none of the persons present and entitled to vote objects against it.

8. The provisions of the articles 13 paragraphs 3 and 4, and 117, Book 2 of the Civil Code also apply to the general meeting of shareholders.

Article 42. Meeting of holders of shares of one class. Right of inquiry.

1. Meetings of holders of shares of one class shall be convened by the Board of Management, the Supervisory Board or the Priority. The meetings shall be held as often as the Board of Management, the Supervisory Board or the Priority deems necessary, and also whenever such is required in accordance with the law or the articles of association.

2. With regard to these meetings, the provisions regarding the general meetings of shareholders shall, to the extent possible, apply.

3. Resolutions of the meeting of holders of priority shares, preference shares A of a particular class and preference shares B may also be adopted in writing without recourse to a meeting of holders of the class of shares concerned, provided they are adopted by unanimous votes of all shareholders entitled to vote. The provisions of article 40 paragraph 8 shall apply accordingly. Each holder of shares of the class concerned must procure that the Board of Management is informed in writing of the resolutions made in accordance with this paragraph as soon as possible. The Board of Management shall keep a record of the resolutions thus made and shall deposit the records at the offices of the company, together with the minutes as referred to in article 39 paragraph 1.

4. The right of inquiry as referred to in article 345, Book 2 of the Dutch Civil Code shall also accrue to holders of such number of preference shares A of a particular class as would have the right to convert these shares into a nominal amount of ordinary shares of at least two hundred and twenty-seven thousand euros (EUR 227,000.--) according to the conversion provisions at the time a request for such a inquiry is made, assuming that conversion would be allowed at that moment.

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CHAPTER XII
Convocations and notifications.
Article 43.

1. All announcements for the general meetings of shareholders, all notifications concerning dividend and other payments and all other communications to shareholders shall be effected by means of a notice in a national daily paper and in the Official Price List, without prejudice to the provisions of article 96a paragraph 4, Book 2 of the Civil Code.

2. The expression "shareholders" in paragraph 1 shall include the beneficiaries of a life interest and pledgees to which the voting rights on shares accrue.

CHAPTER XIII
Amendment of the articles of association and dissolution.

Article 44. Amendment of the articles of association. Dissolution. Merger. Split-up.

1. A resolution of the general meeting to amend the articles of association, to dissolve the company or to merge or split the company within the meaning of Title 7 of Book 2 of the Civil Code, shall only be adopted on a proposal of the Priority. A resolution to amend the articles of association or to merge or to split the company shall also require the approval of the meeting of holders of preference shares A of those classes the rights of which will be adversely affected by such amendment, merger or split. Such approval must be adopted with a majority of at least two thirds of the votes cast.

2. When a proposal to amend the articles of association or to dissolve the company is to be submitted to the general meeting, such must be mentioned in the notice of the general meeting of shareholders and, if an amendment to the articles of association is to be discussed, a copy of the proposal, setting forth the text of the proposed amendment verbatim, shall at the same time be deposited at the company's office and at the office of an institution associated with Euronext Amsterdam N.V. to be designated in the notice of the meeting or another payment office as referred to in the Rules relating to Securities for inspection and shall be held available for shareholders as well as for beneficiaries of a life interest and pledgees to which the voting rights on share accrue, free of charge until the end of the meeting.

Article 45. Liquidation.

1. In the event of dissolution of the company by virtue of a resolution of the general meeting, the Board of Management shall be charged with the liquidation of the business of the company and the Supervisory Board with the supervision thereof.

2. During liquidation, the provisions of these articles of association shall remain in force as far as possible.

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3. From the balance remaining after payment of debts there shall first, as far as possible, be transferred to the holders of preference shares B, in proportion to the total amount of the preference shares B held by each of them:

a. an amount equal to any dividend arrears as referred to in article 31 paragraph 1, which shall then be calculated over the period ending on the day on which the liquidation payment shall become payable; and

b. the nominal amount paid on the preference shares B.

4. Out of the remainder shall be transferred to the holders of preference shares A of a particular class, in proportion to the total amount of the preference shares A of the particular class held by each of them as determined in the resolution by which the shares were issued, which may comprise:

a. an amount equal to any dividend arrears as referred to in article 31 paragraph 2, which shall then be calculated over the period ending on the day on which the liquidation payment shall become payable;

b. the nominal amount paid on the preference shares A as well as the premium paid up on those shares, unless determined otherwise at the time of the issue;

c. a compensation over the paid-in capital calculated on the period as from date of payment; and/or

d. such amount the holder of the preference shares A would be entitled to if such shares had been converted into ordinary shares on the day of liquidation of the company.

In the event the balance is not sufficient to make these payments, payment will be made in proportion to the amounts paid on these shares, including premium payments.

At the time of the issue, the order or payment on the different classes of preference shares A can be determined, as well as the condition that preference shares A of the class concerned shall not rank prior to the ordinary shares.

5. Out of the remainder shall be transferred to the holders of priority shares, in proportion to the total amount of the priority shares held by each of them, the nominal amount of these shares.

6. The balance then remaining shall be transferred to the holders of ordinary shares in proportion to the total number of ordinary shares held by each of them.

7. The liquidation shall otherwise be subject to the provisions of Title 1, Book 2 of the Civil Code.

CHAPTER XIV
Final and transitional statements.

Article 46. Authority to issue shares.

The duration of the authority of the Board of Management to issue shares and to grant rights to subscribe for shares as provided for in article 7, shall be fixed on five years, effective as of the day this amendment of the company's

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articles of association takes effect. The authorization concerns all non-issued shares of the authorised capital as it reads now or shall read at some point in time. The same applies to the authorization of the Board of Management to limit or exclude the right of pre-emption, as provided for in article 8.


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